EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 2.3%; EPS Increases 13.1% to $9.57

MEMPHIS, Tenn., May 26, 2015 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.5 billion for its third quarter (12 weeks) ended May 9, 2015, an increase of 6.5% from the third quarter of fiscal 2014 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 2.3% for the quarter.

Net income for the quarter increased 8.4% over the same period last year to $309.1 million, while diluted earnings per share increased 13.1% to $9.57 per share from $8.46 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.3% (versus 52.0% for the same period last year). The improvement in gross margin was attributable to higher merchandise margins, partially offset by the impact from Interamerican Motor Corporation (IMC) which was acquired during September, 2014 (-26 bps). Operating expenses, as a percentage of sales, were 31.6% (versus 31.5% for the same period last year). The increase in operating expenses, as a percentage of sales, was primarily due to the impact of the IMC acquisition.

Under its share repurchase program, AutoZone repurchased 763 thousand shares of its common stock for $515 million during the third quarter, at an average price of $675 per share. Year to date, the Company has repurchased 1.377 million shares of its common stock for $841 million, at an average price of $611 per share. At the end of the third quarter, the Company had $778 million remaining under its current share repurchase authorization.

The Company's inventory increased 10.7% over the same period last year, driven by increased product placement, new stores, and the acquisition of IMC. Inventory per location was $629 thousand versus $594 thousand last year and $631 thousand last quarter. The acquisition of IMC increased total inventory per location by $13 thousand this quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis was a negative $68 thousand versus negative $84 thousand last year and negative $47 thousand last quarter.

"We are pleased to report our thirty-fifth consecutive quarter of double digit earnings per share growth. AutoZoners across the company remain committed to providing superior service to our customers and that dedication has resulted in consistent, solid performance. We continued to diligently work on our inventory availability initiatives, including expanding our multi-deliveries per week to test stores and opening two additional mega hub store locations. Also, the expanded hard parts inventory we have deployed throughout our chain over the last year continues to be a contributor to our sales success. While we have continued to strategically invest in our business in order to support our growth, we remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 9, 2015, AutoZone opened 27 new stores and relocated one store in the U.S., opened seven new stores in Mexico, and opened two new stores in Brazil. IMC relocated its East Coast distribution center and related branch during the third quarter. As of May 9, 2015, the Company had 5,069 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 418 stores in Mexico, 18 IMC branches, and seven stores in Brazil for a total count of 5,512.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. IMC branches carry an extensive line of original equipment quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 26, 2015, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, June 2, 2015, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 30, 2014, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2015

Condensed Consolidated Statements of Operations
3rd Quarter, FY2015
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 9, 2015	May 10, 2014

Net sales	$ 2,493,021	$ 2,341,545
Cost of sales	1,190,232	1,124,587
Gross profit	1,302,789	1,216,958
Operating, SG&A expenses	788,840	738,006
Operating profit (EBIT)	513,949	478,952
Interest expense, net	31,779	36,162
Income before taxes	482,170	442,790
Income taxes	173,099	157,633
Net income	$ 309,071	$ 285,157
Net income per share:
Basic	$ 9.77	$ 8.62
Diluted	$ 9.57	$ 8.46
Weighted average shares outstanding:
Basic	31,643	33,073
Diluted	32,301	33,716

Year-To-Date 3rd Quarter, FY2015
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 9, 2015	May 10, 2014

Net sales	$ 6,896,936	$ 6,425,617
Cost of sales	3,297,453	3,085,927
Gross profit	3,599,483	3,339,690
Operating, SG&A expenses	2,315,704	2,139,668
Operating profit (EBIT)	1,283,779	1,200,022
Interest expense, net	103,374	118,083
Income before taxes	1,180,405	1,081,939
Income taxes	421,301	385,865
Net income	$ 759,104	$ 696,074
Net income per share:
Basic	$ 23.80	$ 20.71
Diluted	$ 23.33	$ 20.34
Weighted average shares outstanding:
Basic	31,893	33,610
Diluted	32,534	34,217

Selected Balance Sheet Information
(in thousands)
	May 9, 2015	May 10, 2014	August 30, 2014

Cash and cash equivalents	$ 153,288	$ 145,349	$ 124,485
Merchandise inventories	3,468,249	3,133,350	3,140,100
Current assets	3,950,490	3,587,844	3,580,612
Property and equipment, net	3,426,388	3,193,289	3,310,475
Total assets	8,032,440	7,371,802	7,517,858
Accounts payable	3,845,129	3,574,921	3,609,199
Current liabilities*	4,693,102	4,603,952	4,541,094
Total debt*	4,533,329	4,378,400	4,343,800
Stockholders' (deficit)	(1,643,245)	(1,808,230)	(1,621,857)
Working capital	(742,612)	(1,016,108)	(960,482)

* Current liabilities and total debt both include short-term borrowings of $0 at May 9, 2015; $215,156 at May 10, 2014 and $180,910 at August 30, 2014. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
Condensed Consolidated Statements of Operations	May 9, 2015	May 10, 2014
Net income	$ 1,132,774	$ 1,067,273
Add: Interest	152,800	178,979
Taxes	628,406	589,990
EBIT	1,913,980	1,836,242

Add: Depreciation and amortization	262,192	243,605
Rent expense	267,247	254,606
Share-based expense	40,093	40,660
EBITDAR	$ 2,483,512	$ 2,375,113

Debt	$ 4,533,329	$ 4,378,400
Capital lease obligations	132,016	106,214
Add: rent x 6	1,603,482	1,527,636
Adjusted debt	$ 6,268,827	$ 6,012,250

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 9, 2015	May 10, 2014	May 9, 2015	May 10, 2014

Depreciation and amortization	$ 62,299	$ 58,132	$ 183,211	$ 172,286
Capital spending	$ 106,571	$ 101,763	$ 292,745	$ 261,724

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$ 1,749	$ 5,594	$ 28,803	$ 3,158
Subtract increase/(decrease) in debt	85,029	56,716	189,529	191,400
Add back share repurchases	515,251	419,999	840,918	911,537
Cash flow before share repurchases and changes in debt	$ 431,971	$ 368,877	$ 680,192	$ 723,295

Other Selected Financial Information
(in thousands, except ROIC)
	May 9, 2015	May 10, 2014

Cumulative share repurchases ($ since fiscal 1998)	$ 14,871,688	$ 13,843,095
Remaining share repurchase authorization ($)	$ 778,312	$ 306,905

Cumulative share repurchases (shares since fiscal 1998)	138,258	136,525

Shares outstanding, end of quarter	31,239	32,613

	Trailing 4 Quarters
	May 9, 2015	May 10, 2014
Net income	$ 1,132,774	$ 1,067,273
Adjustments:
Interest expense	152,800	178,979
Rent expense	267,247	254,606
Tax effect*	(149,957)	(154,356)
After-tax return	1,402,864	1,346,502

Average debt**	4,425,186	4,212,337
Average stockholders' deficit**	(1,640,964)	(1,691,875)
Add: Rent x 6	1,603,482	1,527,636
Average capital lease obligations**	121,705	105,496
Pre-tax invested capital	$ 4,509,409	$ 4,153,594

Return on Invested Capital (ROIC)	31.1%	32.4%

* Effective tax rate over trailing four quarters ended May 9, 2015 is 35.7% and May 10, 2014 is 35.6%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2015
Selected Operating Highlights
Condensed Consolidated Statements of Operations
Location Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 9, 2015		May 10, 2014		May 9, 2015	May 10, 2014
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,042		4,871		4,984	4,836
Stores opened	27		30		86	65
Stores closed	--		--		1	--
Ending domestic stores	5,069		4,901		5,069	4,901

Relocated stores	1		4		3	7

Stores with commercial programs	4,007		3,732		4,007	3,732

Square footage (in thousands)	33,025		31,863		33,025	31,863

AutoZone Mexico stores:
Stores opened	7		7		16	12
Total stores in Mexico	418		374		418	374

AutoZone Brazil stores:
Stores opened	2		--		2	1
Total stores in Brazil	7		4		7	4

Total AutoZone stores	5,494		5,279		5,494	5,279
Square footage (in thousands)	36,157		34,627		36,157	34,627
Square footage per store	6,581		6,559		6,581	6,559

IMC branches:
Branches opened	--		--		1	--
Branches acquired	--		--		17	--
Total IMC branches	18		--		18	--

Total locations chainwide	5,512		5,279		5,512	5,279

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	May 9, 2015		May 10, 2014		May 9, 2015	May 10, 2014
Sales per average store	$ 432		$ 429		$ 1,761	$ 1,767
Sales per average square foot	$ 66		$ 65		$ 268	$ 270

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$ 2,404,469		$ 2,258,413		$ 9,586,307	$ 9,177,184
% Increase vs. LY	6.5%		6.1%		4.5%	7.0%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$ 452,153		$ 406,038		$ 1,752,211	$ 1,586,706
% Increase vs. LY	11.4%		14.0%		10.4%	14.6%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 88,552		$ 83,132		$ 360,326	$ 343,847
% Increase vs. LY	6.5%		6.9%		4.8%	45.8%

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 9, 2015		May 10, 2014		May 9, 2015	May 10, 2014
Domestic same store sales	2.3%		4.0%		3.4%	3.1%

Inventory Statistics (Total Locations)
	as of		as of
	May 9, 2015		May 10, 2014
Accounts payable/inventory	110.9%		114.1%

($ in thousands)
Inventory	$ 3,468,249		$ 3,133,350
Inventory per location	$ 629		$ 594
Net inventory (net of payables)	$ (376,880)		$ (441,571)
Net inventory / per location	$ (68)		$ (84)

	Trailing 5 Quarters
	May 9, 2015		May 10, 2014
Inventory turns	1.4	x	1.5	x
CONTACT: Financial:
         Brian Campbell at (901) 495-7005, brian.campbell@autozone.com

         Media:
         Ray Pohlman at (866) 966-3017, ray.pohlman@autozone.com